Exhibit 99.1

Summit Hotel Properties Reports 2012 Results

9.7 Percent Pro Forma RevPAR Growth; 40.0 Percent Adjusted EBITDA Growth;

Performance Driven by Organic Growth and Acquisitions; Strong Dividend

AUSTIN, Texas--(BUSINESS WIRE)--February 26, 2013--Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced results for the fourth quarter and full year 2012. The Company’s results included the following:

	Fourth Quarter		Full Year
	2012	2011	2012	2011
	($ in thousands, except per unit and RevPAR data)
Total Revenue	$51,423	$33,568	$189,542	$142,663
EBITDA [1]	$11,298	$7,008	$47,041	$35,273
Adjusted EBITDA [1]	$11,064	$7,080	$52,113	$37,229
FFO [1]	$5,002	$4,118	$27,470	$19,048
Adjusted FFO [1]	$7,571	$4,190	$33,570	$26,907
FFO per diluted unit [1]	$0.10	$0.11	$0.67	$0.51
Adjusted FFO per diluted unit [1]	$0.15	$0.11	$0.82	$0.72

Pro Forma [2]
RevPAR	$64.58	$57.45	$69.22	$63.09
RevPAR growth	12.4%		9.7%
Hotel EBITDA	$15,359	$11,799	$73,851	$61,984
Hotel EBITDA margin	27.6%	23.7%	31.1%	28.6%
Hotel EBITDA margin growth	388 bps		249 bps

1 See tables later in this press release for a reconciliation of net income (loss) to earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, funds from operations (“FFO”), FFO per diluted unit, adjusted FFO and adjusted FFO per diluted unit. EBITDA, adjusted EBITDA, FFO, FFO per diluted unit, adjusted FFO and adjusted FFO per diluted unit, as well as hotel EBITDA, are non-GAAP financial measures. See further discussions of these non-GAAP measures later in this press release.

2 Pro forma information includes operating results for the Company’s 83 hotels owned as of December 31, 2012, which excludes the AmericInn Hotel & Suites in Golden, CO that was held for sale at year end, as if such hotels had been owned by the Company since January 1, 2011. As a result, these pro forma operating measures include operating results for certain hotels for periods prior to the Company’s ownership.

2012 Highlights

  Pro Forma RevPAR: 2012 pro forma room revenue per available room (“RevPAR”) grew to $69.22, an increase of 9.7 percent over 2011. Pro forma average daily rate (“ADR”) grew to $97.90, a 3.9 percent increase over 2011, and pro forma occupancy improved 380 basis points to 70.7 percent.
  Pro Forma Hotel EBITDA: 2012 pro forma hotel EBITDA was $73.9 million, an increase of 19.2 percent over 2011.
  Pro Forma Hotel EBITDA Margin: 2012 pro forma hotel EBITDA margin was 31.1 percent, an improvement of 249 basis points over 2011. Pro forma hotel EBITDA margin is defined as pro forma hotel EBITDA as a percentage of pro forma total revenue.
  Adjusted EBITDA: 2012 adjusted EBITDA was $52.1 million, an increase of 40.0 percent over 2011. Adjusted EBITDA reflects $0.2 million of charges associated with the consolidation of the Company’s corporate offices to Austin, TX.
  Adjusted FFO: 2012 adjusted FFO was $33.6 million or $0.82 per diluted unit.
  Acquisitions: The Company acquired 19 hotels, 2,348 guestrooms, in 2012 for a total purchase price of $265.4 million.
  Dividends: During 2012, the Company declared dividends of $0.45 per common share, representing an annualized yield of approximately 4.9 percent based on the closing price of the Company’s common stock on the NYSE on February 25, 2013 and $2.3125 per share on the Company’s 9.25% Series A Cumulative Redeemable Preferred Shares.

Fourth Quarter Highlights

  Pro Forma RevPAR: Pro forma RevPAR in the fourth quarter of 2012 grew to $64.58, an increase of 12.4 percent over the same period in 2011. Pro forma ADR grew to $96.47, an increase of 4.5 percent from the fourth quarter of 2011. Pro forma occupancy grew by 470 basis points to 66.9 percent.
  Pro Forma Hotel EBITDA: The hotels generated $15.4 million of pro forma hotel EBITDA for the fourth quarter 2012, an increase of 30.2 percent over the same period of 2011.
  Pro Forma Hotel EBITDA Margin: Pro forma hotel EBITDA margin grew 388 basis points compared with the same period in 2011. The Company’s pro forma hotel EBITDA margin expansion was 275 basis points after adjusting for the $0.6 million one-time hotel management incentive fee paid to Interstate Hotels and Resorts during fourth quarter 2011.
  Adjusted EBITDA: The Company’s adjusted EBITDA increased to $11.1 million from $7.1 million in the same period in 2011, an increase of $4.0 million or 56.3 percent. Adjusted EBITDA for the quarter reflects $0.2 million of charges associated with the consolidation of the Company’s corporate offices to Austin, TX.
  Adjusted FFO: The Company’s Adjusted FFO for the quarter was $7.6 million or $0.15 per diluted unit.
  Acquisitions: During the fourth quarter, the Company acquired 12 hotels, 962 guestrooms, for a total purchase price of $166.4 million.
  Dividends: On January 31, 2013, the Company declared an $0.1125 per share quarterly dividend on its common shares, a $0.5781 per share quarterly dividend on its 9.25% Series A Cumulative Redeemable Preferred Shares, and a $0.432 per share quarterly dividend on its 7.875% Series B Cumulative Redeemable Preferred Shares.

	2012	2011	growth
Number of Hotels	84	70	20.0%
Number of Guestrooms	9,019	7,095	27.1%
Total Revenue (000’s)	$189,542	$142,663	32.9%
Adjusted EBITDA (000’s)	$52,113	$37,229	40.0%

“We had a terrific year,” said Dan Hansen, President and CEO. “We acquired 19 hotels, sold 5 hotels, raised both common and preferred equity, and renovated 13 hotels. Through this tremendous amount of activity, our asset management team performed brilliantly by minimizing disruption and maximizing both rate and occupancy. They further showed their strength by continuing to implement revenue and cost management strategies that benefitted the entire portfolio. We continue to remain focused on realizing our embedded growth and balancing that with new acquisitions in markets that are accretive to our portfolio. We anticipate opportunities to be just as plentiful in 2013.”

Subsequent Events

  On January 14, 2013, the Company completed a public offering of 15,000,000 shares of its common stock at a public offering price of $9.00 per share. The underwriters fully exercised their option to purchase an additional 2,250,000 shares. The total number of shares sold, including the option shares, was 17,250,000. Net proceeds of $148.1 million were realized after deducting the underwriting discount and other estimated offering expenses.
  On January 14, 2013, the Company repaid its loans with First National Bank of Omaha in the amount of $22.8 million.
  On January 15, 2013, the Company sold the AmericInn Hotel & Suites (62 guestrooms) in Golden, CO for $2.6 million.
  On January 22, 2013, the Company acquired three upscale Hyatt Place hotels (426 guestrooms) for $36.1 million. The hotels are located in Orlando, FL (2 hotels) and Chicago, IL.
  On January 25, 2013, the Company closed on a $29.4 million CMBS loan with KeyBank secured by four of its recent Hyatt Place acquisitions, Chicago (Lombard), IL, Denver (Lone Tree), CO, Denver (Englewood), CO and Dallas (Arlington), TX. This loan has a maturity date of February 1, 2023, and bears interest at a fixed rate of 4.46%.
  On February 11, 2013, the Company, through a joint venture with an affiliate of IHG, acquired a Holiday Inn Express & Suites (252 guestrooms) in San Francisco, CA for a purchase price of $60.5 million, including the $23.5 million in debt assumed. The Company contributed $34.6 million, including $2.8 million in renovation reserves, to the joint venture for an 80 percent controlling interest.
  On February 15, 2013, the Company sold the Hampton Inn (149 guestrooms) in Denver (Greenwood Village), CO for $5.5 million.

Acquisitions

During 2012, the Company acquired 19 hotels in the upscale and upper midscale segments, totaling 2,348 guestrooms for a total purchase price of $265.4 million. These acquisitions, net of hotel dispositions in 2012, increased the Company’s guestroom count 27.1 percent over the number of guestrooms owned on December 31, 2011.

“The 19 hotels we acquired are all top brands, in top markets and continue to build our strong portfolio of assets across the country. We continue to cultivate and improve our portfolio with accretive acquisitions,” said Mr. Hansen. “We have also effectively recycled capital through the strategic disposition of select hotels. Successful execution of this strategy is one of the key components of how we create value for our investors.”

The following table provides information on the Company’s 2012 hotel acquisitions:

				Purchase
Date	Hotel	Location	Rooms	Price (000's)
01/12/12	Courtyard	Atlanta, GA	150	$28.9
02/28/12	Hilton Garden Inn	Birmingham (Lakeshore), AL	95	8.6
02/28/12	Hilton Garden Inn	Birmingham (Liberty Park), AL	130	11.5
05/29/12	Hilton Garden Inn	Nashville (Smyrna), TN	112	11.5
05/29/12	Courtyard	Dallas (Arlington), TX	103	15.0
06/21/12	Hampton Inn & Suites	Nashville (Smyrna), TN	83	8.0
07/02/12	Residence Inn	Dallas (Arlington), TX	96	15.5
10/05/12	Hyatt Portfolio (8 hotels)			87.4
	Hyatt Place	Baltimore (Owings Mills), MD	123
	Hyatt Place	Chicago (Lombard), IL	151
	Hyatt Place	Dallas (Arlington), TX	127
	Hyatt Place	Denver (Englewood), CO	126
	Hyatt Place	Phoenix, AZ	127
	Hyatt Place	Scottsdale, AZ	127
	Hyatt Place	Denver (Lone Tree), AZ	127
	Hyatt House	Denver (Englewood), CO	135
10/23/12	Hilton Garden Inn	Fort Worth, TX	98	7.2
12/21/12	Residence Inn	Salt Lake City, UT	178	20.0
12/27/12	Hyatt Place	Long Island (Garden City), NY	122	31.0
12/27/12	Hampton Inn & Suites	Tampa (Ybor City), FL	138	20.8
	Total		2,348	$265.4

On October 30, 2012, the Company entered into an agreement with an affiliate of Hyatt Hotels Corporation to fund $20.3 million in the form of a first lien mortgage loan on a hotel property in downtown Minneapolis, MN. The $20.3 million represents a portion of the total acquisition and renovation costs expected to be incurred to convert the property to a Hyatt Place hotel. Subject to certain conditions, including the successful conversion of the property estimated to be completed in the fourth quarter of 2013, the Company plans to purchase the property and enter into a management agreement with a Hyatt affiliate. The Company has funded $10.3 million to date and anticipates funding the additional capital over the next two quarters.

Dispositions

The Company continued its strategy of recycling capital by selling hotels or land that it no longer considers strategic.

  On May 16, 2012, the Company sold the following three hotels all located in Twin Falls, ID for $16.5 million.
    111 guestroom AmericInn Hotel and Suites
    91 guestroom Holiday Inn Express & Suites
    75 guestroom Hampton Inn
  On May 30, 2012, the Company sold a parcel of land in Twin Falls, ID for $0.3 million.
  On June 28, 2012, the Company sold two parcels of land in Boise, ID for $1.4 million.
  On August 15, 2012, the Company sold the 52 guestroom AmericInn Hotel & Suites in Missoula, MT for $1.9 million.
  On December 11, 2012, the Company sold the 92 guestroom Courtyard in Missoula, MT for $7.7 million.

On February 26, 2013, the Company owns 86 hotels totaling 9,486 guestrooms. Since its initial public offering in February of 2011, the Company has acquired 28 hotel properties, totaling 3,593 guestrooms for a total purchase price of $412.1 million.

Capital Markets

During 2012, in order to maintain its strong balance sheet and continue its strategic growth plan, the Company completed several capital market transactions. The Company raised $178.9 million in net proceeds from common and preferred stock offerings.

  On October 3, 2012, the Company completed a public offering of 12,000,000 shares of its common stock at a public offering price of $8.15 per share. The underwriters fully exercised their option to purchase an additional 1,800,000 shares. The total number of shares sold, including the option shares, was 13,800,000. Total net proceeds of $106.4 million were realized after deducting the underwriting discount and other estimated offering expenses.
  On December 11, 2012, the Company completed a public offering of 3,000,000 shares of its 7.875% Series B Cumulative Redeemable Preferred Stock, resulting in net proceeds, after deducting the underwriting discount and estimated offering costs, of $72.5 million.

The Company amended its $125.0 million senior secured revolving credit facility on May 16, 2012. The amendment included the following:

  Reduction in LIBOR spread of 75 basis points and elimination of the LIBOR floor of 50 basis points.
  The option for increased leverage on borrowing base assets from 55% to 60% of appraised value.
  Extended maturity date from April 29, 2014 to May 16, 2015.
  The maximum leverage ratio covenant and fixed charge coverage ratio covenant were adjusted to provide flexibility on acquisitions in the near term.
  The unused fee was reduced by 12.5 basis points.

In addition to the amendments listed above, on November 6, 2012, the Company increased the commitment on its senior secured revolving credit facility to $150.0 million; increasing the capital the Company has available for future acquisitions and capital investments. The actual amount of borrowing capacity available under the facility depends on the value of the properties comprising the borrowing base.

In 2012, the Company entered into the following term debt arrangements:

  On January 12, 2012, the Company entered into a loan with Empire Financial in connection with the Atlanta, GA Courtyard acquisition. The principal loan amount was $19.0 million and the maturity date is February 1, 2017. The loan bears interest at a fixed rate of 6.00% per year.
  On February 13, 2012, the Company consolidated and refinanced four loans with ING Life Insurance and Annuity Company into a single term loan of $67.5 million and the maturity date is March 1, 2032. The loan bears interest at a fixed rate of 6.10%. This loan is callable by the lender beginning March 1, 2019.
  On February 14, 2012, the Company refinanced a loan with Metabank of $7.0 million with a maturity date of February 1, 2017. The loan bears interest at a fixed rate of 4.95% per year.
  On March 2, 2012, the Company obtained two term loans from General Electric Capital Corporation in connection with the two Birmingham, AL acquisitions. The loan amounts were $5.6 million and $6.5 million, with both loans having a maturity date of April 1, 2017, and bear a fixed interest rate of 5.46% per year.
  On April 4, 2012, the Company refinanced two loans with GE Capital Financial, Inc. formerly financed with National Western Life Insurance; mortgage loans associated with the Scottsdale, AZ Courtyard and the Scottsdale, AZ Springhill Suites with loan amounts of $9.8 and $5.3 million, respectively. Both new loans bear interest at a fixed rate of 6.03% and have a maturity date of May 1, 2017. The transaction resulted in an interest rate reduction of 197 basis points as compared to the previous loan’s interest rate and $1.5 million of net proceeds from the refinancing after repaying the two previous loans including a prepayment penalty of $0.5 million.
  On June 24, 2012, the Company refinanced a loan with Chambers Bank of $1.5 million, which bears interest at a fixed rate of 6.50%, and a maturity date of June 24, 2014.
  On June 29, 2012, the Company refinanced a loan with Bank of the Ozarks of $8.9 million which resulted in $2.5 million of net proceeds after exercising the earn-out provision on the loan. In addition, the revised maturity date on the loan is July 10, 2017. Lastly, the interest rate was fixed at 5.75% for years 1-3 and will reset annually at LIBOR plus 375 basis points with a floor of 5.50% in years 4-5.

Capital Investment

The Company invested $28.0 million in 2012 on renovations, $11.0 million of which was deployed during the fourth quarter. The renovation scope varied among the 13 properties completed in 2012. Projects ranged from lobby and public space improvements to complete guestroom renovation including all furniture, soft goods, and new guest bathrooms.

One of the Company’s largest transformations during 2012 was the full renovation and conversion of the Fairfield Inn & Suites in Ft. Worth, TX. This renovation included moving walls in order to expand the lobby and breakfast areas. All guestrooms were fully renovated, adding the full Marriott package including new furniture. The renovation totaled $2.9 million and was completed in June of 2012.

The Fairfield Inn in Seattle (Bellevue), WA was also fully renovated and converted in 2012 to a Fairfield Inn & Suites property. This conversion included complete guestroom and guest bathroom renovations. The exercise room was increased in size and all new equipment was installed. The market was relocated in order to increase the lobby and breakfast areas, which is now serviced by the kitchen that was re-built during the project. The entire exterior was painted and new signage installed. The renovation totaled $2.6 million and was completed in February of 2012.

“We have seen positive results from the renovation and re-branding capital we have deployed over the past several quarters,” said Mr. Hansen. “We believe our recent substantial RevPAR growth is, in part, driven by the completion of this renovation work.”

Balance Sheet

  At December 31, 2012, the Company had total outstanding debt of $312.6 million, including $58.0 million outstanding on its senior secured revolving credit facility, and the Company had $14.0 million of cash and cash equivalents.
  At February 25, 2013, following the completion of a public offering on January 14, 2013 and the re-payment of debt with net proceeds, the Company has a total outstanding debt of $283.0 million. Maximum borrowing capacity is $112.1 million under the senior secured revolving credit facility. The Company has no outstanding borrowings under its facility, $3.7 million in standby letters of credit, and $108.4 million available to borrow. In addition, the Company also has 19 unencumbered hotels available to further expand its borrowing base.
  The Company’s weighted average interest rate on its debt outstanding at February 25, 2013 is 5.60%.

Estimated Sources and Uses

On page 18 of this release, the Company provides a schedule of estimated sources and uses. The schedule reflects components of the Company’s balance sheet as of December 31, 2012, as well as subsequently completed or announced hotel acquisitions and dispositions and completed or anticipated financing transactions to be completed in the next two quarters of 2013. However, no assurance can be given that anticipated transactions will be completed within the expected time frame, or at all. The timing of these transactions may change. In addition, the Company may choose not to complete anticipated transactions for various reasons, including reasons beyond the control of the Company.

First Quarter 2013 Outlook

The Company is providing guidance for the first quarter based on 91 current hotels1 and the issuance of 17,250,000 additional shares of common stock on January 14, 2013. Except as described in footnote 1 below, it assumes no additional hotels are acquired or sold in the first quarter and no additional issuances of equity securities.

	Low-end	High-end
Pro forma RevPAR (91) [1]	$74.00	$76.00
Pro forma RevPAR Growth (91)	5.0%	7.0%
RevPAR (same-store 63) [2]	$64.00	$66.00
RevPAR Growth (same-store 63)	5.0%	7.0%
Adjusted FFO	$10,600	$11,900
Adjusted FFO per diluted unit [3]	$0.16	$0.18
Renovation capital deployed	$9,000	$11,000
Interest expense	$4,000	$4,500
Income tax expense	$-	$400

1 In addition to the Company’s portfolio of 83 hotels (8,957 guestrooms) at December 31, 2012 (excluding the AmericInn Hotel & Suites in Golden, CO that was held for sale at year end), includes: the 151 - guestroom Hyatt Place (Universal), Orlando, FL; the 149 - guestroom Hyatt Place (Convention Center), Orlando, FL; the 126 - guestroom Hyatt Place, Chicago (Hoffman Estates) IL; and the 252 - guestroom Holiday Inn Express & Suites, San Francisco, CA. Assumes the acquisition of the 153 - guestroom Courtyard, New Orleans (Metairie), LA; the 120 - guestroom Residence Inn, New Orleans (Metairie), LA; the 208 - guestroom Springhill Suites (Convention Center), New Orleans, LA; the 202 - guestroom Courtyard (Convention Center), New Orleans, LA; and the 140 - guestroom Courtyard (French Quarter), New Orleans, LA currently under contract. Also reflects the sale of the 62 – guestroom AmericInn Hotel & Suites, Lakewood, CO and the 149 - guestroom Hampton Inn, Denver (Greenwood), CO.

2 First quarter same-store RevPAR guidance anticipates 75 to 125 basis points of RevPAR disruption and $0.2 to $0.3 million of EBITDA disruption in the first quarter of 2013 due to renovation work.

3 Assumed weighted average diluted common units of 66,160,000 for first quarter 2013.

Full Year 2013 Outlook

The Company is providing guidance for full year 2013 based on 93 current hotels1 and the issuance of 17,250,000 additional shares of common stock on January 14, 2013. Except as described in footnote 1 below, it assumes no additional hotels are acquired or sold in 2013 and no additional issuances of equity securities. US GDP growth was assumed to be in the range of 2.0 to 2.9 percent as forecasted by Smith Travel Research and PwC’s Hospitality Directions economic outlooks.

	Low-end	High-end
Pro forma RevPAR (93) [1]	$78.00	$80.00
Pro Forma RevPAR Growth (93)	5.0%	7.0%
RevPAR (same-store 63)	$69.00	$71.00
RevPAR Growth (same-store 63)	5.0%	7.0%
Adjusted FFO [2]	$57,500	$61,000
Adjusted FFO per diluted unit [3]	$0.84	$0.90
Renovation capital deployed	$38,000	$48,000
Interest expense	$19,500	$20,500
Income tax expense	$800	$1,200

1 In addition to the Company’s portfolio of 83 hotels (8,957 guestrooms) at December 31, 2012 (excluding the AmericInn Hotel & Suites in Golden, CO that was held for sale at year end), includes: the 151 - guestroom Hyatt Place (Universal), Orlando; FL, the 149 - guestroom Hyatt Place (Convention Center), Orlando, FL; the 126 - guestroom Hyatt Place, Chicago (Hoffman Estates), IL; and the 252 - guestroom Holiday Inn Express & Suites, San Francisco, CA. Assumes the acquisition of: the 153 - guestroom Courtyard, New Orleans (Metairie), LA; the 120 - guestroom Residence Inn, New Orleans (Metairie), LA; the 208 - guestroom Springhill Suites (Convention Center), New Orleans, LA; the 202 - guestroom Courtyard (Convention Center), New Orleans, LA; the 140 - guestroom Courtyard (French Quarter), New Orleans, LA; the 93 - guestroom Holiday Inn Express & Suites, Minneapolis (Minnetonka), MN; and the 97 - guestroom Hilton Garden Inn, Minneapolis (Eden Prairie), MN currently under contract. Also reflects the sale of the 62 – guestroom AmericInn Hotel & Suites, Lakewood, CO and the 149 - guestroom Hampton Inn, Denver (Greenwood), CO.

2 Adjusted FFO guidance on 93 hotels is based in part on 2013 Hotel EBITDA margin change in the range of 100 to 175 basis points on the 83 hotels owned on December 31, 2012 (excluding the AmericInn Hotel & Suites in Golden, Co that was held for sale at year end). It also assumes additional charges in the range of $0.4 million to $0.6 million that are associated with the consolidation of the Company’s corporate office from Sioux Falls, SD to Austin, TX prior to the end of 2013.

3 Assumed weighted average diluted common units of 68,133,000 for full year 2013.

Earnings Call

The Company will conduct its quarterly conference call on Wednesday, February 27, 2013 at 9:00am EST. To participate in the conference call please dial 866-510-0676. The participant passcode for the call is 44189639. Additionally, a live webcast of the call will be available through the Company’s website, www.shpreit.com . A replay of the conference call will be available until 11:59pm EST Wednesday March 6, 2013 by dialing 888-286-8010; participant passcode 18479433. A replay of the conference call will also be available on the Company’s website until June 7, 2013.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused primarily on acquiring and owning premium-branded select-service hotels in the upscale and upper midscale segments of the lodging industry. As of February 25, 2013, the Company’s portfolio consisted of 86 hotels with a total of 9,486 rooms located in 22 states. Additional information about Summit may be found at the Company’s website, www.shpreit.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, funds from operations and adjusted funds from operations; US GDP growth; estimated sources and uses of available capital; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its quarterly and other periodic filings with the SEC.

The following condensed consolidated balance sheets and statements of operations are those of Summit Hotel OP, LP (the Operating Partnership), Summit Hotel Properties, Inc’s. (the REIT) consolidated operating partnership. Such financial results for the periods presented are identical to those of the REIT; however, we believe the reconciliation of FFO, AFFO, EBITDA and Adjusted EBITDA to net income (loss) presented in the Operating Partnership’s statement of operations is more beneficial, as it eliminates the presentation of noncontrolling interests represented by the equity interests held by limited partners of the Operating Partnership, other than the REIT. In addition, FFO and AFFO results on a total per common unit basis provides for a more consistent period over period presentation now and in future periods.

The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

SUMMIT HOTEL PROPERTIES
Condensed Consolidated Balance Sheets
December 31, 2012 and December 31, 2011
Amounts in thousands

	2012	2011
ASSETS

Investment in hotel properties, net	$734,362	$498,876
Investment in hotel properties under development	10,303	-
Land held for development	15,802	20,295
Assets held for sale	4,836	-
Cash and cash equivalents	13,980	10,537
Restricted cash	3,624	1,464
Trade receivables	5,478	3,425
Prepaid expenses and other	5,311	4,721
Deferred charges, net	8,895	8,924
Deferred tax asset	3,997	2,196
Other assets	4,201	3,567
TOTAL ASSETS	$810,789	$554,005

LIABILITIES AND EQUITY

LIABILITIES
Debt	$312,613	$217,104
Accounts payable	5,013	1,671
Accrued expenses	18,985	15,781
Derivative financial instruments	641	-
TOTAL LIABILITIES	337,252	234,556

COMMITMENTS AND CONTINGENCIES

EQUITY	473,537	319,449

TOTAL LIABILITIES AND EQUITY	$810,789	$554,005

SUMMIT HOTEL PROPERTIES
Condensed Consolidated Statements of Operations
Amounts in thousands

				Company and
	Company			Predecessor
	Fourth Quarter		Year
	2012	2011	2012	2011

REVENUE
Room revenue	$49,067	$32,199	$181,598	$137,022
Other hotel operations revenue	2,356	1,369	7,944	5,641
Total Revenue	51,423	33,568	189,542	142,663

EXPENSES
Hotel operating expenses
Rooms	15,829	10,588	54,083	42,343
Other direct	7,146	5,355	25,125	21,858
Other indirect	14,263	10,434	51,062	38,236
Other	242	182	911	773
Total hotel operating expenses	37,480	26,559	131,181	103,210
Depreciation and amortization	9,543	7,328	34,263	28,359
Corporate general and administrative:
Salaries and other compensation	2,476	913	6,039	3,082
Other	776	1,313	3,534	3,479
Hotel property acquisition costs	1,477	72	3,050	254
Loss on impairment of assets	660	-	660	-
Total Expenses	52,412	36,185	178,727	138,384

INCOME (LOSS) FROM OPERATIONS	(989)	(2,617)	10,815	4,279

OTHER INCOME (EXPENSE)
Interest income	15	1	35	23
Other income	234	-	731	-
Interest expense	(3,885)	(3,023)	(15,585)	(17,021)
Debt transaction costs	(10)	-	(661)	-
Gain (loss) on disposal of assets	1	-	(198)	(36)
Gain (loss) on derivative financial instruments	-	-	(2)	-
Total Other Income (Expense)	(3,645)	(3,022)	(15,680)	(17,034)

INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(4,634)	(5,639)	(4,865)	(12,755)

INCOME TAX (EXPENSE) BENEFIT	1,139	2,683	1,238	1,865

INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,495)	(2,956)	(3,627)	(10,890)

INCOME (LOSS) FROM DISCONTINUING OPERATIONS	2,746	(252)	1,357	506

NET INCOME (LOSS)	(749)	(3,208)	(2,270)	(10,384)

PREFERRED DIVIDENDS	(1,156)	(411)	(4,625)	(411)

NET INCOME (LOSS) ATTRIBUTABLE TO
COMMON UNIT HOLDERS	$(1,905)	$(3,619)	$(6,895)	$(10,795)

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING
Basic	50,894	37,378	40,780	37,378

Diluted	51,086	37,378	40,912	37,378

SUMMIT HOTEL PROPERTIES
FFO
Amounts in thousands, except per common unit
(Unaudited)

				Company and
	Company			Predecessor
	Fourth Quarter		Year
	2012	2011	2012	2011
NET INCOME (LOSS)	$(749)	$(3,208)	$(2,270)	$(10,384)
Preferred dividends	(1,156)	(411)	(4,625)	(411)
Depreciation and amortization	9,710	7,737	34,871	29,807
Loss on impairment of assets	207	-	2,305	-
(Gain) loss on disposal of assets	(3,010)	-	(2,811)	36
Funds From Operations	$5,002	$4,118	$27,470	$19,048
Per common unit	$0.10	$0.11	$0.67	$0.51

Equity based compensation	422	-	1,205	480
Hotel property acquisition costs	1,477	72	3,050	254
Loss on impairment of assets	660	-	660	-
Debt transaction costs	10	-	661	-
(Gain) loss on derivatives	-	-	2	-
Non-recurring operating expenses related to IPO [1]	-	-	-	710
Corporate G&A related to IPO [1]	-	-	-	476
Interest expense related to prepayment penalties [1]	-	-	522	5,600
Non-recurring income tax expense related to IPO [1]	-	-	-	339
Adjusted Funds From Operations	$7,571	$4,190	$33,570	$26,907
Per common unit	$0.15	$0.11	$0.82	$0.72

Weighted average diluted common units	51,086	37,378	40,912	37,378

1 Includes expenses related to the transfer and assumption of indebtedness and other contractual obligations of the predecessor in connection with the IPO and the Company’s formation transactions in 2011.

SUMMIT HOTEL PROPERTIES
EBITDA
Amounts in thousands
(Unaudited)

				Company and
	Company			Predecessor
	Fourth Quarter		Year
	2012	2011	2012	2011
NET INCOME (LOSS)	$(749)	$(3,208)	$(2,270)	$(10,384)
Depreciation and amortization	9,710	7,737	34,871	29,807
Interest income	(15)	(1)	(35)	(23)
Interest expense	3,527	(1,481)	15,764	17,859
Income tax expense (benefit)	(1,175)	3,961	(1,289)	(1,986)
EBITDA	$11,298	$7,008	$47,041	$35,273

Equity based compensation	422	-	1,205	480
Hotel property acquisition costs	1,477	72	3,050	254
Loss on impairment of assets	867	-	2,965	-
Debt transaction costs	10	-	661	-
(Gain) loss on disposal of assets	(3,010)	-	(2,811)	36
(Gain) loss on derivatives	-	-	2	-
Non-recurring operating expenses related to IPO [1]	-	-	-	710
Corporate G&A related to IPO [1]	-	-	-	476
ADJUSTED EBITDA	$11,064	$7,080	$52,113	$37,229

1 Includes expenses related to the transfer and assumption of indebtedness and other contractual obligations of the predecessor in connection with the IPO and the Company’s formation transactions in 2011.

SUMMIT HOTEL PROPERTIES
Pro Forma Hotel Operational Data[1]
Schedule of Property Level Results
Amounts in thousands
(Unaudited)

				Company and
	Company			Predecessor
	Fourth Quarter		Year
	2012	2011	2012	2011
REVENUE
Room Revenue	$53,194	$47,366	$226,958	$206,198
Other hotel operations revenue	2,535	2,462	10,213	10,155
Total Revenue	55,729	49,829	237,171	216,353

EXPENSES
Hotel operating expenses
Rooms	17,050	16,061	67,333	63,332
Other direct	7,697	7,251	31,281	32,693	[2]
Other indirect	15,363	14,472	63,572	57,189	[2]
Other	261	246	1,134	1,156
Total Operating expenses	40,370	38,030	163,320	154,370

Hotel EBITDA	$15,359	$11,799	$73,851	$61,984

1 For purposes of this press release, pro forma information includes operating results for the Company’s 83 hotels owned as of December 31, 2012, which excludes the AmericInn Hotel & Suites in Golden, CO that was held for sale at year end, as if such hotels had been owned by the Company since January 1, 2011. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

2 Includes expenses related to the Company’s predecessor in connection with the IPO in 2011.

SUMMIT HOTEL PROPERTIES
Pro Forma[1] and Same-Store[2] Statistical Data for the Hotels
(Unaudited)

				Company and
	Company			Predecessor
	Pro forma Fourth Quarter		Pro Forma Year
	2012	2011	2012	2011
Total Portfolio (83 hotels)
Rooms Occupied	551,387	513,134	2,318,227	2,187,374
Rooms Available	823,657	824,535	3,278,655	3,268,298
Occupancy	66.9%	62.2%	70.7%	66.9%
ADR	$96.47	$92.31	$97.90	$94.27
RevPAR	$64.58	$57.45	$69.22	$63.09

Occupancy Growth	471 bps		378 bps
ADR Growth	4.5%		3.9%
RevPAR Growth	12.4%		9.7%

	Fourth Quarter		Year
	2012	2011	2012	2011
Same Store (59 hotels)
Rooms Occupied	359,440	327,314	1,528,650	1,425,102
Rooms Available	555,925	556,355	2,211,828	2,207,883
Occupancy	64.7%	58.8%	69.1%	64.6%
ADR	$92.18	$87.87	$93.51	$89.66
RevPAR	$59.60	$51.70	$64.63	$57.87

Occupancy Growth	582 bps		457 bps
ADR Growth	4.9%		4.3%
RevPAR Growth	15.3%		11.7%

1 For purposes of this press release, pro forma information includes operating results for the Company’s 83 hotels owned as of December 31, 2012, which excludes the AmericInn Hotel & Suites in Golden, CO that was held for sale at year end, as if such hotels had been owned by the Company since January 1, 2011. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

2 For purposes of this press release, same store information includes operating results for same store properties owned at all times by the Company during the three-month and twelve-month periods ended December 31, 2012 and 2011.

SUMMIT HOTEL PROPERTIES
Pro Forma Statistical Data for the Hotels[1]
Amounts in thousands, except ADR and RevPAR
(Unaudited)

	2012
	Q1	Q2	Q3	Q4	Year

Room Revenue	$53,581	$59,299	$60,884	$53,194	$226,958
Other Revenue	2,570	2,603	2,505	2,535	10,213
Total Revenue	$56,151	$61,902	$63,389	$55,729	$237,171

Hotel EBITDA	$17,262	$20,545	$20,684	$15,359	$73,851

Rooms occupied	546,030	606,118	614,692	551,387	2,318,227
Rooms available	815,654	815,208	824,136	823,657	3,278,655

Occupancy	66.9%	74.4%	74.6%	66.9%	70.7%
ADR	$98.13	$97.83	$99.05	$96.47	$97.90
RevPAR	$65.69	$72.74	$73.88	$64.58	$69.22

1 The above pro forma information includes operating results for the Company’s 83 hotels owned as of December 31, 2012, which excludes the AmericInn Hotel & Suites in Golden, CO that was held for sale at year end, as if such hotels had been owned by the Company since January 1, 2012. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

SUMMIT HOTEL PROPERTIES
Estimated Sources and Uses of Cash
December 31, 2012 and Subsequent Events
Amounts in thousands

	Sources	Uses
As of December 31, 2012
Cash and Cash Equivalents	$14,000	$-
Secured Credit Facility Borrowing Capacity	112,100	-
Outstanding Borrowings on Revolving Credit Facility	(58,000)	-

Completed Transactions (Subsequent to December 31, 2012)
Net Proceeds of Public Offering on January 14, 2013	148,000	-
Hotel Acquisitions
Hyatt Place Portfolio (3 hotels) – Hotel Purchase Price (1)	-	36,100
San Francisco, CA Holiday Inn Express & Suites – Hotel Purchase Price (2)	-	60,500
San Francisco, CA Holiday Inn Express & Suites - IHG Equity Contribution (2)	7,500	-
Debt Financing
First National Bank of Omaha - Loan Pay-off (3)	-	22,800
KeyBank – CMBS loan (4)	29,400	-
San Francisco, CA Holiday Inn Express & Suites – Assumed Mortgage Debt (2)	23,500	-
Dispositions
Golden, CO AmericInn Hotel & Suites (5)	2,600	-
Denver, CO Hampton Inn (6)	5,500	-

Anticipated Transactions
Hotel Acquisitions
Minneapolis (Eden Prairie), MN Hilton Garden Inn (7)	-	10,200
Minneapolis (Minnetonka), MN Holiday Inn Express & Suites (7)	-	6,900
New Orleans, LA Portfolio (5 hotels) (8)	-	135,000
Minneapolis, MN Hyatt Place - Downtown (Construction Loan/Purchase) (9)	-	21,000
Debt Financing
KeyBank – CMBS loans (4)	44,600	-
Minneapolis (Eden Prairie), MN Hilton Garden Inn – Assumed Mortgage Debt (7)	6,500	-
Minneapolis (Minnetonka), MN Holiday Inn Express & Suites – Assumed Mortgage Debt (7)	3,800	-
New Orleans, LA Portfolio Anticipated Mortgage Debt (8)	67,500	-
Dispositions
Jacksonville, FL land sale (10)	1,900	-
Anticipated Capital Expenditures
Scheduled Q1 2013 Maintenance Cap Ex (11)	-	9,000

Estimated Net Cash Available After Completed and Anticipated Transactions Described Above
Cash and Cash Equivalents	-	10,000
Secured Credit Facility Borrowing Capacity	-	112,100
Outstanding Borrowings on Revolving Credit Facility (12)	-	(14,700)
Total	$408,900	$408,900

Note: The Company’s announced or anticipated acquisition and financing activities outlined are subject to satisfactory completion of the Company’s and lender’s due diligence and satisfaction of customary closing conditions, and the Company can give no assurance that the anticipated activities will be consummated.

SUMMIT HOTEL PROPERTIES
Estimated Sources and Uses of Cash

  On January 22, 2013 the Company acquired the Hyatt Place portfolio, for $36.1 million including: the 151 - guestroom Hyatt Place-Universal, Orlando, FL; the 149 - guestroom Hyatt Place-Convention Center, Orlando, FL; the 125 - guestroom Hyatt Place-Hoffman Estates, Chicago, IL.
  On February 11, 2013, the Company, through a joint venture, acquired the 252 - guestroom Holiday Inn Express & Suites in San Francisco, CA for $60.5 million, including assumed debt of $23.5 million. Intercontinental Hotel Group contributed $7.5 million to the joint venture for a 20 percent interest.
  On January 14, 2013 the Company repaid a $22.8 million loan with First National Bank of Omaha.
  On January 25, 2013, the Company closed a CMBS loan with KeyBank. The $29.4 million loan is secured by a first mortgage on four hotels. Additional loans anticipated to close in first quarter 2013 in the amount of $44.6 million to be secured by a first mortgage on six hotels.
  On January 15, 2013, the Company sold the 62 – guestroom AmericInn Hotel & Suites in Golden, CO for $2.6 million. The amount shown in the table is the contractual sales price (prior to adjustments and expenses).
  On February 15, 2013, the Company sold the 149 - guestroom Hampton Inn, Denver, CO for $5.5 million. The amount shown in the table is the contractual sales price (prior to adjustments and expenses).
  The Company anticipates acquiring the 97 - guestroom Hilton Garden Inn, Minneapolis (Eden Prairie), MN and the 93 - guestroom Holiday Inn Express & Suites, Minneapolis (Minnetonka), MN in the second quarter of 2013 for $17.1 million. The Company anticipates assuming mortgage loans totaling $10.3 million with the acquisition of the hotels.
  The Company anticipates acquiring the New Orleans, LA Portfolio for $135 million that includes: the 153 - guestroom Courtyard by Marriott, Metairie, LA; the 120 - guestroom Residence Inn by Marriott, Metairie, LA; the 208 - guestroom Springhill Suites by Marriott, New Orleans, LA; the 202 - guestroom Courtyard by Marriott, New Orleans, LA; the 140 - guestroom Courtyard by Marriott, New Orleans, LA. Hotels are unencumbered and the Company anticipates acquiring mortgage financing for $67.5 million on a portion of the hotels in the second quarter of 2013. The Company does not have a commitment for this anticipated mortgage debt and no assurance can be provided that such financing will be obtained on favorable terms, or at all.
  The Company currently has a $10.3 million loan on the 213 - guestroom Hyatt Place, Minneapolis, MN construction project. Upon completion, the Company has the right to purchase the hotel for $31.0 million, including the $10.3 million currently outstanding.
  The Company anticipates selling a 3.25 acre parcel of vacant land in Jacksonville, FL for $1.9 million in the first quarter 2013. The amount shown in the table is the contractual sales price (prior to adjustments and expenses).
  Capital expenditures are provided at the mid-point of the Company's first quarter 2013 guidance.
  As a result of the activities described above, the Company expects a net reduction of approximately $43.3 million of borrowings on their revolving credit facility that were outstanding at December 31, 2012.

Non-GAAP Financial Measures

FFO and Adjusted FFO (“AFFO”)

As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization. We present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and impairment losses, it provides a performance measure that, when compared year over year, reflects the effect to operations from trends in occupancy, room rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs because the amount of depreciation and amortization we add back to net income or loss includes amortization of deferred financing costs and amortization of franchise royalty fees. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

We further adjust FFO for certain additional items that are not included in the definition of FFO, such as hotel transaction and pursuit costs, equity based compensation, loan transaction costs, prepayment penalties and certain other expenses, which we refer to as AFFO. We believe that AFFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

We caution investors that amounts presented in accordance with our definitions of FFO and AFFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. FFO and AFFO should not be considered as an alternative measure of our net income (loss) or operating performance. FFO and AFFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that FFO and AFFO can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above we have included a quantitative reconciliation of FFO and AFFO to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

EBITDA and Adjusted EBITDA, and Hotel EBITDA

EBITDA represents net income or loss, excluding: (i) interest, (ii) income tax expense and (iii) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA as one measure in determining the value of acquisitions and dispositions. We further adjust EBITDA by adding back hotel transaction and pursuit costs, equity based compensation, impairment losses, and certain other nonrecurring expenses. We believe that adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to discontinued operations, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, adjusted EBITDA and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. EBITDA, adjusted EBITDA and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, adjusted EBITDA and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, adjusted EBITDA and hotel EBITDA can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above we include a quantitative reconciliation of EBITDA, adjusted EBITDA and hotel EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

CONTACT:
Summit Hotel Properties, Inc.
Dan Boyum, VP of Investor Relations, 512-538-2304
www.shpreit.com